Exhibit 99.3

IRON HORSE ACQUISITIONS CORP. II

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

I.	Membership

The Nominating and Corporate Governance Committee (the “Committee”) of the board of directors (the “Board”) of Iron Horse Acquisitions Corp. II (the “Company”) shall consist of three or more directors. Each member of the Committee shall be independent in accordance with the rules of the Nasdaq Global Market (“Nasdaq”).

The members of the Committee shall be appointed by the Board. The members of the Committee shall be appointed for one-year terms and shall serve for such term or terms as the Board may determine or until earlier resignation or death. The Board may remove any member from the Committee at any time with or without cause.

II.	Purpose

The purpose of the Committee is to carry out the responsibilities delegated by the Board relating to the Company’s director nominations process and procedures, developing and maintaining the Company’s corporate governance policies and any related matters required by the federal securities laws.

III.	Duties and Responsibilities

The Committee shall have the following authority and responsibilities:

(a) To determine the qualifications, qualities, skills, and other expertise required to be a director and to develop, and recommend to the Board for its approval, criteria to be considered in selecting nominees for director (the “Director Criteria”).

(b) To identify and screen individuals qualified to become members of the Board, consistent with the Director Criteria. The Committee shall consider any director candidates recommended by the Company’s shareholders pursuant to the procedures set forth in the Company’s Corporate Governance Guidelines. The Committee shall also consider any nominations of director candidates validly made by shareholders in accordance with applicable laws, rules and regulations and the provisions of the Company’s organizational documents.

(c) To make recommendations to the Board regarding the selection and approval of the nominees for director to be submitted to a shareholder vote at the annual meeting of shareholders, subject to approval by the Board.

(d) To develop and recommend to the Board a set of corporate governance guidelines applicable to the Company, to review these principles from time to time and in any event in advance of each year’s annual meeting and to recommend any changes to the Board.

(e) To oversee the Company’s corporate governance practices and procedures, including identifying best practices and reviewing and recommending to the Board for approval any changes to the documents, policies and procedures in the Company’s corporate governance framework, including its Amended and Restated Memorandum and Articles of Association.

(f) To develop, subject to approval by the Board, a process for an annual evaluation of the Board and its committees and to oversee the conduct of this annual evaluation.

(g) To review the Board’s committee structure and composition and to make recommendations to the Board regarding the appointment of directors to serve as members of each committee and committee chairmen annually.

(h) If a vacancy on the Board and/or any Board committee occurs, to identify and make recommendations to the Board regarding the selection and approval of candidates to fill such vacancy either by election by shareholders or appointment by the Board.

(i) To develop and oversee a Company orientation program for new directors and a continuing education program for current directors, periodically review these programs and update them as necessary.

(j) To review all director compensation and benefits for service on the Board and Board committees at least once a year and to recommend any changes to the Board as necessary.

(k) To develop and recommend to the Board for approval a Company policy for the review and approval of related party transactions and to review, approve and oversee any transaction between the Company and any related person (as defined in Item 404 of Regulation S-K) on an ongoing basis in accordance with the Company’s related party transaction approval policy.

(l) To develop and recommend to the Board for approval director independence standards in addition to those required by the Nasdaq.

(m) To review and discuss with management disclosure of the Company’s corporate governance practices, including information regarding the operations of the Committee and other Board committees, director independence and the director nominations process, and to recommend that this disclosure be, included in the Company’s proxy statement or annual report on Form 10-K, as applicable.

(n) To develop and recommend to the Board for approval a Company Code of Business Conduct and Ethics (the “Code”), to monitor compliance with the Code, to investigate any alleged breach or violation of the Code, to enforce the provisions of the Code and to review the Code periodically and recommend any changes to the Board.

(o) To develop and recommend to the Board for approval a CEO succession plan (the “Succession Plan”), to review the Succession Plan periodically, develop and evaluate potential candidates for executive positions and recommend to the Board any changes to and any candidates for succession under the Succession Plan.

(p) To review any director resignation letter tendered in accordance with the Company’s director resignation policy, once such policy is finalized, and evaluate and recommend to the Board whether such resignation should be accepted.

IV.	Outside Advisors

The Committee shall have the authority, in its sole discretion, to select, retain and obtain the advice of a director search firm as necessary to assist with the execution of its duties and responsibilities as set forth in this Charter. The Committee shall set the compensation and oversee the work of the director search firm. The Committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of outside counsel, an executive search firm, a compensation consultant and such other advisors as it deems necessary to fulfill its duties and responsibilities under this Charter. The Committee shall set the compensation and oversee the work of its outside counsel, the executive search firm, the compensation consultant and any other advisors. The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to its search consultants, outside counsel , compensation consultant and any other advisors.

The director search firm, outside counsel, executive search firm, compensation consultant and any other advisors retained by the Committee shall be independent in accordance with Nasdaq independence standards.

V.	Structure and Operations

The Board shall designate a member of the Committee as the chairperson. The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities. The Committee shall report regularly to the Board regarding its actions and make recommendations to the Board as appropriate. The Committee is governed by the same rules regarding meetings (including meetings in person or by telephone, videoconferencing software or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.

The Committee shall review this Charter regularly and in any event in advance of each year’s annual meeting and recommend any proposed changes to the Board for approval.

VI.	Delegation of Authority

The Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion.

VII.	Performance Evaluation

The Committee shall conduct an annual evaluation of the performance of its duties under this Charter and shall present the results of the evaluation to the Board. The Committee shall conduct this evaluation in such manner as it deems appropriate.

VIII.	ACKNOWLEDGMENT OF SHELL COMPANY STATUS

While the members of the Committee have the duties and responsibilities set forth in this Charter, nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of members of the Committee, except to the extent otherwise provided under applicable federal or state law.

Additionally, while the Committee has adopted this Charter with a view towards codifying, advancing and implementing certain best practices with respect to its and the Company’s operations, it is also understood that the Company is a special purpose acquisition company formed for the purpose of consummating an initial business combination with one or more target companies (the “De-SPAC”) and that, prior to the de-SPAC, the Company is a blank check company with limited operations. Accordingly, certain duties and responsibilities described in this Charter may not be applicable or practicable for the Committee to implement prior to the de-SPAC.

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